Exhibit 5.1

[Latham & Watkins Letterhead]

January 27, 2006

Advanced Micro Devices, Inc.

One AMD Place

P.O. Box 3453

Sunnyvale, CA 94088-3453

Re:	Registration Statement No. 333-45346; 14,096,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

We have acted as special counsel to Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 14,096,000 shares of common stock, $0.01 par value per share (the “Shares”), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on September 7, 2000 (File No. 333-45346), as amended (collectively, the “Registration Statement”) and an underwriting agreement dated January 24, 2006 (the “Underwriting Agreement”), between the Company and Merrill Lynch & Co. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus supplement dated January 24, 2006 filed with the Commission pursuant to Rule 424(b) under the Act (the “Prospectus”), other than as to the validity of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon the foregoing and upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters.

We are opining herein only as to the General Corporation Law of the State of Delaware and we express no opinion with respect to any other laws.

Subject to the foregoing, it is our opinion that, as of the date hereof, it is our opinion that, as of the date hereof the issuance and sale of the Shares have been duly authorized by all necessary corporate action of the Company, and, when issued to and paid for by the Underwriter in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of federal securities laws. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated January 27, 2006 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP